                                         FINANCIAL STATEMENT 2-B

           NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                 Statement of Consolidated Income
                Twelve Months Ended June 30, 1996
                      (Actual and Pro Forma)
                           (Unaudited)

                                               Actual Adjustments Pro Forma
                                               ------ ----------- ---------
                                                              (In Thousands)
Operating revenue                            $2,317,179          $2,317,179
                                             ---------- -------  ----------
Operating expenses:
  Fuel for generation                           276,803             276,803
  Purchased electric energy                     513,168             513,168
  Other operation                               511,184             511,184
  Maintenance                                   127,853             127,853
  Depreciation and amortization                 254,747             254,747
  Taxes, other than income taxes                139,693             139,693
  Income taxes                                  139,481 $(1,750)    137,731
                                             ---------- -------  ----------
      Total operating expenses                1,962,929  (1,750)  1,961,179
                                             ---------- -------  ----------
      Operating income                          354,250   1,750     356,000

Other income:
  Allowance for equity funds used during
   construction                                   2,471               2,471
  Equity in income of generating companies       10,710              10,710
  Other income (expense), net                    (7,290)             (7,290)
                                             ---------- -------  ----------
      Operating and other income                360,141   1,750     361,891
                                             ---------- -------  ----------

Interest:
  Interest on long-term debt                    110,343             110,343
  Other interest                                 22,048 $ 5,000      27,048
  Allowance for borrowed funds used during
   construction                                  (8,378)             (8,378)
                                             ---------- -------  ----------
      Total interest                            124,013   5,000     129,013
                                             ---------- -------  ----------

Income after interest                           236,128  (3,250)    232,878

Preferred dividends of subsidiaries               8,510               8,510
Minority interests                                7,557               7,557
                                             ---------- -------  ----------
      Net income (loss)                      $  220,061 $(3,250) $  216,811
                                             ========== =======  ==========

Average common shares                        64,906,229          64,906,229

Net income (loss) per average common share        $3.39   $(.05)      $3.34

                        Statement of Retained Earnings

Retained earnings at beginning of period      $ 784,549
Net income                                      220,061
Dividends declared on common shares            (153,221)
Premium on redemption of preferred stock           (450)
                                              ---------
Retained earnings at end of period            $ 850,939
                                              =========

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           NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARES


   The pro forma adjustments to show the estimated effect of the proposed transactions as applied to the foregoing Statement of Income for the twelve months ended June 30, 1996 are as follows:


Debit  - Other interest                                            $5,000,000


   Interest calculated on $50,000,000 principal amount of New Note issued at assumed interest rate of 10 percent.


Credit - Income taxes                                              $1,750,000


   To reflect the federal income tax effect as a result of the above adjustment to interest expense.